Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Nos. 333-51219 and 333-108994 on Form S-8 of our report dated September 25, 2007, appearing in this Annual Report on Form 11-K of The Procter & Gamble Ireland Employees Share Ownership Plan for the year ended 30 June 2007.
/s/ DELOITTE & TOUCHE LLP
Newcastle upon Tyne, United Kingdom
September 25, 2007